EXHIBIT 23.1







                         Consent of Independent Auditors



The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 21, 2002, relating to the balance sheets of Tofutti
Brands Inc. as of December 29, 2001 and December 30, 2000 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 29, 2001 Annual Report on Form 10-KSB of Tofutti Brands Inc.

                               /s/ Wiss & Company
                               WISS & COMPANY, LLP


Livingston, New Jersey
April 10, 2002